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                                                                 EXHIBIT 99(b)
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PACIFICORP                                                        NEWS RELEASE
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FOR FURTHER INFORMATION CONTACT:

Scott Hibbs, for investors, (503) 813-7222
Dave Kvamme, for media, (503) 464-6272

July 1, 1998

PACIFICORP EXPECTS SECOND QUARTER EARNINGS
SHORTFALL

      Portland, OR -- PacifiCorp (NYSE: PPW) announced today that it expects that its second quarter 1998 earnings will be below securities analysts' expectations. The company expects that quarterly earnings could fall short of the FIRST CALL analysts' consensus of $0.30 per share by approximately
30 percent.

      The shortfall is expected to result from losses in the company's eastern U.S. energy trading operations and losses from its unregulated energy development activities.

      The company expects to report a loss for the second quarter from its unregulated energy trading business primarily as a result of extreme price volatility in eastern power markets. Demand increases caused by unseasonably hot weather combined with an unusual level of power plant outages caused power prices in the eastern U.S. to rise dramatically in certain periods during the quarter.

      The price increases resulted in a number of the company's short positions being significantly below market prices. In order to remain in compliance with the company's risk management policies, these positions were settled or offset, thereby limiting the potential magnitude of the losses.

      In accordance with settlement accounting standards, losses on those positions that were settled prior to June 30 will be reported in the second quarter. Losses on those positions due to be settled in the third quarter that were offset with a counter position in the market will be reported in the third quarter.

      The company does not currently have material open contract positions in the eastern power markets. However, the company, like others in the industry, faces increased risk that parties with which it has power contracts will not be able to perform under those contracts as a result of the continued market volatility. Non-performance on the part of any of these parties could result in additional losses for the company as it meets its delivery commitments.

                                    (more)
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      The company expects its unregulated energy development activities will incur losses in the quarter. These activities include the company's pursuit of international and domestic energy development opportunities. It is the company's current expectation that these activities will continue to incur losses during the balance of 1998.

      In light of these issues and general business conditions, the company believes that it is unlikely that the company's earnings for the full year 1998 will meet current securities analysts' expectations.

      PacifiCorp expects to report second quarter earnings the week of July 20.

      PacifiCorp, one of the lowest-cost electricity producers in the United States, is a multinational energy company with 1.4 million retail electric customers in the western United States and 550,000 customers in the Australian states of Victoria and New South Wales.

      With more than 10,000 megawatts of generation capacity, PacifiCorp is also the largest investor-owned bulk power marketer in the western United States and is an active electricity and gas marketer in the East.

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